Exhibit 99.1

Kadmon Provides Business Update and Reports Fourth Quarter 2020 Financial Results

NEW YORK, March 4, 2021 – Kadmon Holdings, Inc. (Nasdaq: KDMN) today provided a business update and reported financial and operational results for the fourth quarter and full year ended December 31, 2020.

“With the acceptance of Kadmon’s new drug application for belumosudil in cGVHD in hand, we are preparing for our potential commercial launch in light of our May 30th PDUFA date,” said Harlan W. Waksal, M.D., President and CEO of Kadmon. “We are leveraging our existing commercial infrastructure and have thus nearly completed the scale-up required to launch belumosudil, if approved. We continue to seek to understand the needs of cGVHD patients in key transplant centers throughout the United States and look forward to working closely with FDA to bring this much-needed therapy to cGVHD patients in the coming months.”

Dr. Waksal added, “We remain enthusiastic about belumosudil’s potential in systemic sclerosis; our ongoing placebo-controlled Phase 2 trial continues to attract patients in spite of the broader COVID backdrop and our plans to initiate our open-label trial in this indication are squarely on track. Additionally, we recently completed enrollment in the first two cohorts of our Phase 1 clinical trial of KD033, our anti-PD-L1/IL-15 fusion protein, in patients with metastatic or locally advanced solid tumors. We look forward to sharing initial data from both of these programs in late 2021. By completing a transformative convertible bond financing in February 2021 that was led by fundamental, healthcare investors, we have over $300 million in capital and are well positioned to achieve our strategic goals.”

2021 Anticipated Key Clinical Milestones:

Belumosudil

•

Continue ongoing dialogue with the U.S. Food and Drug Administration (FDA) as they review the New Drug Application (NDA) of belumosudil, the Company's (ROCK2) inhibitor, for the treatment of patients with chronic graft-versus-host disease (cGVHD).

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The FDA set a Prescription Drug User Fee Act (PDUFA) date for belumosudil of May 30, 2021. The NDA is being reviewed under the FDA’s Real-Time Oncology Review (RTOR) pilot program, which aims to explore a more efficient review process to ensure safe and effective treatments are available to patients as early as possible.

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The review of the belumosudil NDA is also being conducted under Project Orbis, an initiative of the FDA Oncology Center of Excellence. Project Orbis provides a framework for concurrent submission and review of oncology drugs among participating international countries.

•

Continue belumosudil commercial launch readiness activities in anticipation of potential FDA approval in 1H 2021. The Company has the majority of its planned field sales and medical science liaison teams. The Company believes these focused teams can adequately address the concentrated cGVHD market, where approximately 80% of patients are treated at 70 U.S. transplant centers.

•

Initiate small (12-15 patient), open-label Phase 2 clinical trial of belumosudil in patients with dcSSc (Study KD025-215) in 2021. The Company plans to present initial data from this study by year-end 2021.

•

Continue enrollment in ongoing placebo-controlled Phase 2 clinical trial in dcSSc (KD025-209); the Company continues to work with sites and trial coordinators to facilitate patient enrollment amid the COVID-19 pandemic

KD033

•

Enrollment in the first two dose cohorts was successfully completed in the ongoing dose-escalation Phase 1 clinical trial of KD033, Kadmon's anti-PD-L1/IL-15 fusion protein, in patients with metastatic or locally advanced solid tumors; enrollment is ongoing in the next dose level (cohort 3).

•	The Company plans to present initial data from KD033-101 in 2021.

KD045

•	Continue investigational new drug (IND)-enabling activities for KD045, Kadmon’s next-generation ROCK inhibitor for the treatment of fibrotic diseases.

Financial Results

Fourth Quarter 2020 Results

Loss from operations for the three months ended December 31, 2020 was $31.2 million compared to $18.3 million for the same period in 2019.

The increase in loss from operations for the three months ended December 31, 2020 as compared to 2019 was primarily attributable to increased expenses related to clinical development and regulatory costs for belumosudil, as well as costs related to preparation for the potential launch of belumosudil. Additionally, the fourth quarter of 2019 included $4.0 million in license revenues related to the BioNova strategic partnership.

Full Year 2020 Results

Loss from operations for the year ended December 31, 2020 was $102.3 million, compared to $89.1 million for the same period in 2019.

The increase in loss from operations for the year ended December 31, 2020 as compared to 2019 was primarily related to clinical development and regulatory costs for belumosudil, as well as costs related to preparation for the potential launch of belumosudil. This increase in expenses was partially offset by an increase in license revenues of $2.0 million related to the Meiji strategic partnership.

Liquidity and Capital Resources

At December 31, 2020,  the Company’s cash, cash equivalents and marketable debt securities totaled $123.9 million, compared to $139.6 million at December 31, 2019.  On February 16, 2021, the Company issued $240.0 million aggregate principal amount of 3.625% convertible senior notes due 2027 (the “Notes”), in a private offering conducted in accordance with Rule 144A under the Securities Act of 1933, which included the full exercise of the $40 million over-allotment option. The initial conversion price of the Notes is equivalent to $6.96 per share, a premium of approximately 30% over the $5.35 per share closing price of Kadmon's common stock on February 10, 2021. The Company entered into capped call transactions to raise the conversion price to $10.70 per share, a premium of 100% over the $5.35 per share closing price of Kadmon's common stock on February 10, 2021. The Company received net proceeds from the offering of approximately $200.0 million, after deducting the initial purchasers’ discount and the cost of the capped call transactions.

In addition, as of December 31, 2020, the Company held approximately 0.7 million ordinary shares of MeiraGTx Holdings plc (MeiraGTx), a clinical-stage gene therapy company, as compared to approximately 2.1 million ordinary shares held as of December 31, 2019. During fiscal year ended December 31, 2020, the Company entered into multiple transactions pursuant to which it sold approximately 1.4 million ordinary shares of MeiraGTx for total net proceeds of approximately $19.8 million.

About Belumosudil

Belumosudil (KD025) is a selective oral inhibitor of Rho-associated coiled-coil kinase 2 (ROCK2), a signaling pathway that modulates inflammatory response and pro-fibrotic processes. In November 2020, the U.S. Food and Drug Administration (FDA) accepted the NDA for belumosudil for the treatment of patients with cGVHD. The FDA granted Priority Review for the NDA for belumosudil and assigned a Prescription Drug User Fee Act (PDUFA) target action date of May 30, 2021. The NDA is being reviewed under the FDA's Real-Time Oncology Review (RTOR) and Project Orbis pilot programs. The FDA has granted Breakthrough Therapy Designation to belumosudil for the treatment of patients with cGVHD after failure of two or more lines of systemic therapy as well as Orphan Drug Designation to belumosudil for the treatment of cGVHD.

About Kadmon

Kadmon is a clinical-stage biopharmaceutical company that discovers, develops and delivers transformative therapies for unmet medical needs. Kadmon’s clinical pipeline includes treatments for immune and fibrotic diseases as well as immuno-oncology therapies.

Forward Looking Statements

This press release contains forward-looking statements. Such statements may be preceded by the words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Among those risks and uncertainties are risks related to market conditions, including market interest rates, and the trading price and volatility of Kadmon's common stock. We believe that these factors include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) the impact of the COVID-19 pandemic on our business, workforce, patients, collaborators and suppliers, including delays in anticipated timelines and milestones of our clinical trials and on various government agencies who we interact with and/or are governed by; (iv) our reliance on the success of our product candidates; (v) the timing or likelihood of regulatory filings and approvals, especially in light of the COVID-19 pandemic;  (vi) our ability to expand our sales and marketing capabilities; (vii) the commercialization, pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe, and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations; (xvi) the rate and degree of market acceptance of our product candidates, if approved; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; (xix) our ability to attract and retain qualified employees and key personnel; (xx) our expected use of cash and cash equivalents and other sources of liquidity; (xxi) our expected use for the proceeds from the offering of our convertible senior notes; (xxii) the potential benefits of any of our product candidates being granted orphan drug designation; (xxiii) the future trading price of the shares of our common stock and impact of securities analysts' reports on these prices; (xxiv) our ability to apply unused federal and state net operating loss carryforwards against future taxable income and/or (xv) other risks and uncertainties. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the U.S. Securities and Exchange Commission (the "SEC"), including Kadmon's Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Investors and security holders are urged to read these documents free of charge on the SEC's website at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Kadmon Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(unaudited)
Revenues
Net sales	$438	$256	$1,665	$420
License and other revenue	177	4,146	6,623	4,675
Total revenue	615	4,402	8,288	5,095
Cost of sales	446	228	1,150	377
Write-down of inventory	(203)	(20)	851	912
Gross profit	372	4,194	6,287	3,806
Operating expenses:
Research and development	18,734	13,135	65,392	56,461
Selling, general and administrative	12,877	9,324	43,176	36,425
Total operating expenses	31,611	22,459	108,568	92,886
Loss from operations	(31,239)	(18,265)	(102,281)	(89,080)
Total other (expense) income	3,199	6,586	(6,814)	27,758
Income tax (benefit) expense	(182)	46	(182)	46
Net loss	$(27,858)	$(11,725)	$(108,913)	$(61,368)
Deemed dividend on convertible preferred stock	544	518	2,122	2,058
Net loss attributable to common stockholders	$(28,402)	$(12,243)	$(111,035)	$(63,426)

Basic and diluted net loss per share of common stock	$(0.17)	$(0.09)	$(0.67)	$(0.48)
Weighted average basic and diluted shares of common stock outstanding	169,615,826	144,023,602	166,240,356	132,308,548

Other comprehensive loss:
Net unrealized loss on available-for-sale securities	3		28
Other comprehensive loss	3	—	28	—
Comprehensive loss attributable to common shareholders	$(28,405)	$(12,243)	$(111,063)	$(63,426)

Kadmon Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,
	2020	2019

Cash, cash equivalents and marketable debt securities	$123,858	$139,597
Other current assets	2,879	3,010
Investment, equity securities	10,564	41,997
Right of use lease asset	16,112	19,651
Other noncurrent assets	9,297	10,543
Total assets	$162,710	$214,798

Current liabilities	29,471	28,742
Lease liability - noncurrent	15,579	19,759
Other long term liabilities	1,637	562
Total liabilities	46,687	49,063
Total stockholders’ equity	116,023	165,735
Total liabilities and stockholders’ equity	$162,710	$214,798

Contact Information

Ellen Cavaleri, Investor Relations

646.490.2989

ellen.cavaleri@kadmon.com